Exhibit 99.2
                                                                    ------------


                           TBR ACQUISITION GROUP, LLC
                               1890 Palmer Avenue
                                    Suite 303
                            Larchmont, New York 10531

                                            January 23, 2006

Special Committee of the Board of Directors of
   MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 358
Chester, West Virginia 26034
Attn:  Donald Duffy, Chairman of the Special Committee

Gentlemen:

          On November 3, 2005, TBR Acquisition Group, LLC (the "Acquisition LLC"), a Delaware limited liability company formed by Edson R. Arneault, Robert
A.  Blatt,  and  Robert  L.  Ruben  (together  with  the  Acquisition  LLC,  the
"Purchasers" or "we"), submitted a proposal (the "Initial Proposal") to the Board of Directors of MTR Gaming Group, Inc. (the "Company") whereby the Acquisition LLC would acquire all of the issued and outstanding shares of common stock of the Company not already owned by the Purchasers or their affiliates for a purchase price in cash which represented a substantial premium over the closing price of the Company's common stock at the time of such Initial Proposal. Subsequently, on December 1, 2005, the Purchasers submitted a revised proposal (together with the Initial Proposal, the "Offer") to the Board of Directors of the Company which, among other things, increased the per share purchase price for the Company's common stock. In furtherance of the Offer, in mid-December the Purchasers submitted a draft Agreement and Plan of Merger (the "Merger Agreement") to counsel to the Special Committee of the Board of Directors of the Company (the "Special Committee").

          Due to the substantial passage of time since the Initial Proposal was first submitted to the Board of Directors of the Company and the absence of any meaningful substantive response from the Special Committee with respect to the terms of the Offer and the Merger Agreement, please be advised that we are respectfully withdrawing our Offer effective as of 5:00 p.m. New York City time on January 30, 2006 (the "Expiration Date"), unless the Special Committee, on the Company's behalf, delivers to the Purchasers on or prior to the Expiration Date (i) a meaningful substantive response with respect to the terms of the Offer and the Merger Agreement (a "Substantive Response") and (ii) an executed counterpart to this letter agreeing to be bound by the following exclusivity provision.

          In order to induce the Purchasers to continue their pursuit of the Offer, the Special Committee, on the Company's behalf, hereby acknowledges and agrees that, for a period of forty-five (45) days from the Purchasers' receipt of an executed counterpart to this letter signed by the Special Committee on the Company's behalf, neither the Company nor any of the Company's stockholders, officers, or directors shall, and the Company shall cause its employees, agents


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and representatives (including,  without limitation, any investment banking firm retained by it and any individual member or employee of such firm) not to, (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or any of them) with respect to a merger,
acquisition,  consolidation,   recapitalization,   liquidation,  dissolution  or
similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to an Acquisition Proposal, or (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal.

          The Offer shall automatically, and without any further action on behalf of the Purchasers, be withdrawn on the Expiration Date, unless the Special Committee, on the Company's behalf, delivers (i) a Substantive Response and (ii) an executed counterpart to this letter, in each case, to the undersigned at the address first set forth above on or prior to the Expiration Date.

          We look forward to receiving your Substantive Response and an executed counterpart to this letter and working with you to consummate a transaction that will create substantial value for the Company and its stockholders. If you decide not to provide a Substantive Response or execute this letter and the Offer is withdrawn, we believe the full Board of Directors should meet on the business day following the Expiration Date in order to formally dissolve the Special Committee and to discuss long-term plans for enhancing value for our stockholders.


                                            Very truly yours,

                                            /s/ Robert A. Blatt

                                            Robert A. Blatt
                                            Managing Member


ACKNOWLEDGED AND AGREED:

MTR GAMING GROUP, INC.


By:___________________________
     Name: Donald Duffy
     Title: Chairman of the Special Committee of
            the Board of Directors of MTR Gaming Group, Inc.